Exhibit 23.4
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form S-3 of Trico Marine Services, Inc. (File No. 333-151666) of our report dated March 26, 2008 relating to the consolidated financial statements of DeepOcean ASA as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, appearing in the Current Report on Form 8-K/A of Trico Marine Services Inc. filed with the Securities and Exchange Commission on June 13, 2008, and to reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte AS
Haugesund, Norway
July 2, 2008